Exhibit 99.1
To Our Stockholders, Customers, & Employees

For the fiscal year ended December 25, 2010, Mueller earned $86.2 million, or $2.28 per diluted share, compared with $4.7 million, or 12 cents per diluted share, for fiscal 2009.  The 2010 results included insurance settlement gains of 62 cents per diluted share, while the 2009 results included a non-cash impairment charge of 75 cents per diluted share.

Net sales for 2010 were $2.06 billion compared with $1.55 billion in 2009.  The increase in net sales was largely due to the higher cost of copper, which is included in our selling prices.  The average price of copper in 2010 was $3.43 per pound, a 45 percent increase over the average price of copper in 2009.

The 2010 results were particularly gratifying as they were achieved despite adverse conditions in several of our principal markets.  Housing starts totaled 588,000 units in 2010, just barely better than the 554,000 started in 2009.  These are the two worst years on records dating back to 1959.  In addition, the non-residential construction market was particularly weak, declining almost 25 percent in 2010 after a decline of 15 percent in 2009.

We believe that these markets are now stabilizing and are likely to improve as the year 2011 progresses.

Operations Review

Our manufacturing operations thrive when the economy is vibrant and growing, and unit volumes are high.  This is all the more true of Mueller’s mill-type operations.  Our copper tube mills and brass rod mills function best, and are the most profitable, when they can operate “around the clock.”  Unfortunately, for the past few years, this has not been the case.  We have, of course, adjusted to the prevailing conditions.  Some of the adjustments have been difficult and painful, but we did what was necessary, and Mueller is now as lean and energized as it has ever been.  When volume recovers we are truly ready to roll.

In 2010, our mills shipped 414 million pounds of product, an 8.1 percent increase over 2009.  Much of the increase occurred in our OEM segment due to improved conditions in the automotive, industrial, and manufacturing industries.  Unit volumes also increased in most of our other businesses, but at a more modest pace.  An exception was our joint venture in China, where our copper tube mill saw unit volumes increase by 30 percent.

Our Mexican manufacturing operations were unaffected by the recent turmoil south of the border, and had excellent results for the year.  Also, we are encouraged by our U.K. operations, which have a new Executive Director, committed to aggressively advancing our business.

Our Global Products businesses had a challenging year.  Escalating prices for brass and steel coupled with the weaker dollar put pressure on the cost of purchased finished goods imported from Asia.  The ability to promptly pass on these rising costs is especially limited in the retail channel and impacted our U.S. business to a greater degree.  Our sourcing teams did an outstanding job evaluating supplier options and, together with our sales, marketing and merchandising teams, developed new product categories that we expect will provide growth potential in the coming year.

Early in 2011, we expanded our Refrigeration Products operations with the acquisition of Tube Forming Inc. (TFI).  TFI manufactures copper tube return bends for heat exchangers and also produces fabricated tubular assemblies.

During 2010 our capital expenditure programs totaled $18.7 million which is less than half of our annual depreciation and amortization.  We expect to increase our funding for capital expenditure projects in 2011 to approximately $50 million.  We have excellent opportunities to improve our manufacturing platforms and thereby reduce our conversion costs.  We remain committed to being a low cost producer of the products we sell.  We believe now is the time to invest for a better future.

Financial Position

Mueller’s financial condition remains strong.  We ended fiscal 2010 with almost $400 million in cash on hand, equal to $10.41 per share.  In addition, we have an untapped credit facility.

Our leverage is conservative at 18.9 percent debt to total capitalization and our current ratio (current assets divided by current liabilities) is a solid 4.7 to 1.  Stockholder equity was $788.7 million at year-end, which equates to a book value of $20.84 per share.

Business Outlook for 2011

Overall, we are positive about Mueller’s business outlook for 2011.  We have weathered two difficult years and have remained solidly profitable while gaining in financial strength.

We do not underestimate the challenges.  We recognize that the residential construction industry continues to struggle, as job growth has lagged while home prices have declined.  However, on the positive side, the U.S. economy is growing again, mortgage rates are low, and consumer confidence has improved.  On balance, we believe housing starts will commence rising in 2011.

The private non-residential construction sector, which includes offices, industrial and retail projects, is likely at or near a bottom, and we anticipate better times ahead.  All in all, we expect that most of the conditions that affect our businesses will gradually improve as 2011 progresses.

Closing

In late 2010, Mr. Alexander P. Federbush, who has served on our Board for the past six years, was appointed Vice Chairman of the Board.  Lex is Chairman of Varick Realty Corp., a commercial real estate investment and management company based in New York City.

Mueller’s success as a Company is due to the dedication, enthusiasm, and hard work of our employees.  The past two years have been particularly demanding and once again they have excelled.  We extend to them our thanks and appreciation.

Sincerely,

/S/Harvey L. Karp
Harvey L. Karp
Chairman of the Board

/S/Gregory L. Christopher
Gregory L. Christopher
Chief Executive Officer

March 9, 2011